Fidelity Cash Central Fund

A special meeting of Fidelity Cash Central Fund's shareholders was held on July 17, 2013. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To modify the fund's fundamental concentration policy.
	# of Votes	% of Votes
Affirmative	45,869,998,258.00	100.000
Against	0.00	0.000
Abstain	0.00	0.000
TOTAL	45,869,998,258.00	100.000

Fidelity Securities Lending Cash Central Fund

A special meeting of Fidelity Securities Lending Cash Central Fund's shareholders was held on July 17, 2013. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To modify the fund's fundamental concentration policy.
	# of Votes	% of Votes
Affirmative	21,056,669,088.00	100.000
Against	0.00	0.000
Abstain	0.00	0.000
TOTAL	21,056,669,088.00	100.000